Exhibit 5.2

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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

July 6, 2016

Lloyds Banking Group plc
25 Gresham Street
London EC2V 7AE
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Company”), in connection with the Company’s offering of $1,000,000,000 aggregate principal amount of its 3.100% Senior Notes due 2021 (the “Securities”) in an underwritten public offering pursuant to (i) the Underwriting Agreement dated June 30, 2016 (the “Base Underwriting Agreement”) and (ii) the Pricing Agreement dated as of June 30, 2016 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Securities are to be issued pursuant to the provisions of the senior debt securities indenture dated as of July 6, 2010 (the “Senior Indenture”) between the Company and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of the date hereof between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Senior Indenture, the “Indenture”).

We, as your counsel, have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, we are of the opinion that:

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
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(1)	Assuming that the Senior Indenture and the First Supplemental Indenture have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Senior Indenture and the First Supplemental Indenture have been duly executed and delivered by the Company, and assuming that the Senior Indenture and the First Supplemental Indenture have been duly authorized, executed and delivered by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Senior Indenture and the First Supplemental Indenture constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest; and

(2)	Assuming that the Securities have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Securities, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

Our opinions in paragraphs (1) and (2) are subject to (i) the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of CMS Cameron McKenna LLP, special legal counsel in Scotland for the Company, dated as of June 6, 2016, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP